As filed with the Securities and Exchange Commission on April 14, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENGROWTH ENERGY TRUST
(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	98-0185056
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	No., if applicable)

Suite 2100, 222 Third Avenue S.W.
Calgary, Alberta
T2P 0B4 Canada
(403) 233-0224
(Address and telephone number of Registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Brad D. Markel	Andrew J. Foley
Bennett Jones LLP	Edwin S. Maynard
4500 Bankers Hall East	Paul, Weiss, Rifkind, Wharton &
855 – 2nd Street S.W.	Garrison LLP
Calgary, Alberta	1285 Avenue of the Americas
Canada T2P 4K7	New York, New York 10019-6064
(403) 298-3247	(212) 373-3000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

     It is proposed that this filing shall become effective (check appropriate box below):
A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)
1. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date ).
3. ☑ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐ after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑

			Amount of
Title of each class	Amount to be	Maximum	registration
of securities to be registered	registered(1)(4)	aggregate offering price(2)(4)	fee(3)(4)
Trust Units (without nominal or par value)
Subscription Receipts
Warrants
Rights to Acquire Trust Units
Options to Acquire Trust Units
Total	$818,900,000	$818,900,000	$45,694

(1)	There are being registered under this Registration Statement such indeterminate number of trust units, subscription receipts, warrants, rights and options of the Registrant as shall have an aggregate initial offering price not to exceed Cdn.$1,000,000,000. Any security registered under this Registration Statement may be sold separately or together with another security registered under this Registration Statement.

(2)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this Registration Statement.

(3)	Pursuant to Rule 457(p), the Registrant is reducing the amount of its registration fee otherwise payable pursuant to Rule 457(o), by $45,694. The Registrant previously paid $192,602 in filing fees to the Securities and Exchange Commission (the “Commission”) in connection with a registration statement on Form F-10 (file no. 333-137221) filed on September 8, 2006 (the “2006 F-10”), from which only 41.04% of the securities were sold and the remaining 58.96% of the securities were not sold. The filing fees associated with the Registrant’s unsold securities from the 2006 F-10 were applied to reduce the amount of the registration fee of $63,475 otherwise payable in connection with the Registrant’s registration statement on Form F-10 (file no. 333-146928) filed on October 25, 2007 (the “2007 F-10”). The Registrant sold only 21.79% of the securities from the 2007 F-10 and the remaining 78.21% of the securities were not sold. The remaining fees from the 2006 F-10 not used to reduce the fees from the 2007 F-10 were $50,083, and when added to the filing fees of $49,645 associated with the unsold 2007 F-10 securities, total $99,728. After this filing, the amount that remains available is $54,034. The initial filing fees were paid by wire transfer to the Commission’s account at Mellon Bank, Pittsburgh, PA.

(4)	Based upon the noon exchange rate by the Bank of Canada. On April 13, 2009, the inverse of the noon exchange rate was Cdn.$1.00 equalled $0.8189.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 14, 2009

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. Unless an exemption from the prospectus delivery requirement has been granted, the legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.
Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of Pengrowth Corporation at 2100, 222 – 3rd Avenue S.W., Calgary, Alberta T2P 0B4, telephone: 1-800-223-4122, and are also available electronically at www.sedar.com.

New Issue	Preliminary Short Form Base Shelf Prospectus	April 14, 2009
PENGROWTH ENERGY TRUST
$1,000,000,000
Trust Units
Subscription Receipts
Warrants
Rights
Options
We may, from time to time, offer for sale under this short form prospectus (the “Prospectus”) up to $1,000,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) trust units (“Trust Units”); (ii) subscription receipts, each of which entitles the holder to receive, upon satisfaction of certain release conditions and for no additional consideration, one Trust Unit (the “Subscription Receipts”); (iii) warrants exercisable to acquire Trust Units (the “Warrants”); (iv) rights exercisable to acquire, or convertible into, Trust Units (the “Rights”); or (v) options exercisable to acquire Trust Units (the “Options”) (the Warrants, Rights and Options are collectively referred to as the “Other Convertible Securities”, and together with the Trust Units and the Subscription Receipts, the “Securities”) during the 25 month period that the receipt for this Prospectus remains effective. We may offer Securities in such amount as we may determine in light of market conditions. The specific variable terms of any offering of Securities will be set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”) including: (i) in the case of Trust Units, the number of Trust Units offered, the issue price (in the event the offering is a fixed price distribution) and any other terms specific to the Trust Units being offered; and (ii) in the case of Subscription Receipts or Other Convertible Securities, the number of such Securities offered, the issue price, the terms, conditions and procedures pursuant to which the holders thereof will become entitled to receive Trust Units and any other terms specific to such Securities being offered.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Securities nor passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.
All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirement has been granted. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the

Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.
Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that we are formed under the laws of the Province of Alberta, Canada, most of the Corporation’s directors, all of the officers of the Corporation and most of the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a significant portion of the assets of those persons are located outside of the United States. See “Enforceability of Civil Liabilities”.
We are permitted, under the multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. Our financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of United States companies or trusts. Information regarding the impact upon our financial statements of significant differences between Canadian and United States generally accepted accounting principles (“U.S. GAAP”) is contained in the notes to our annual consolidated financial statements and in the reconciliation of our financial statements to U.S. GAAP, both of which are incorporated by reference in this Prospectus.
Under rules currently in effect, the SEC permits United States oil and natural gas companies, in their filings therewith, to disclose only proved reserves net of royalties and interests of others that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Canadian securities laws permit oil and natural gas companies, in their filings with Canadian securities regulators, to disclose reserves prior to the deduction of royalties and interests of others, and to disclose probable and possible reserves as well as contingent resources. Probable reserves, possible reserves and contingent resources are of a higher risk and are generally believed to be less likely to be recovered than proved reserves. Certain reserve information included in the documents incorporated by reference herein to describe our reserves, such as “probable” and “possible” reserve information as well as contingent resources, is prohibited in filings with the SEC by United States oil and natural gas companies under rules currently in effect. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules. See “Presentation of Financial and Oil and Gas Reserves and Production Information”.
If you are a United States holder of Trust Units, you should be aware that the purchase, holding or disposition of the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement fully, and obtain independent tax advice as necessary.
The outstanding Trust Units are listed and posted for trading on the New York Stock Exchange (“NYSE”) under the symbol “PGH” and on the Toronto Stock Exchange (“TSX”) under the symbol “PGF.UN”. Any offering of Subscription Receipts will be a new issue of Securities with no established trading market. There is no market through which the Subscription Receipts or Other Convertible Securities may be sold and purchasers may not be able to resell the Subscription Receipts or Other Convertible Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Subscription Receipts or Other Convertible Securities, and the extent of issuer regulation. See “Risk Factors - There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities”. Unless otherwise specified in the applicable Prospectus Supplement, neither the Subscription Receipts nor the Other Convertible Securities will be listed on any securities exchange.
We may sell Securities to, or through, underwriters or dealers purchasing as principals or through agents designated by us from time to time. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby. The Prospectus Supplement relating to a particular offering of Securities will also set forth the terms of the offering of such Securities, including, to the extent applicable, the name or names of any underwriters, dealers or agents, any fees, discounts or other

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remuneration payable to such underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, and, in the event the offering is a fixed-price distribution, the initial offering price and the proceeds that we will receive.
To the extent permitted by applicable law, in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Trust Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.
The return on your investment in Trust Units is not comparable to the return on an investment in a fixed-income security. The recovery of your initial investment is at risk, and the anticipated return on your investment is based on many performance assumptions. Although we intend to make distributions of a portion of our available cash, these cash distributions may be reduced or suspended. Cash distributions are not guaranteed. Our ability to make cash distributions and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, restrictive debt covenants, commodity prices, production levels, working capital requirements, future capital requirements, income tax laws applicable to the Trust and other factors beyond our control, all of which are susceptible to a number of risks. In addition, the market value of the Trust Units may decline as a result of many factors, including our inability to meet our cash distribution targets in the future and the possibility that the SIFT Legislation (as defined below) could apply to the Trust and its Unitholders earlier than 2011, and that decline may be significant. It is important for you to consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the distributions you would receive. See “Risk Factors”. This section also describes our assessment of those risk factors, as well as potential consequences to you if a risk should occur.
The after-tax return to Unitholders, for Canadian income tax purposes, from an investment in Trust Units can be made up of both a return on, and a return of, capital. That composition may change over time, thus affecting your after-tax return. Subject to certain amendments to the Income Tax Act (Canada) (the “Tax Act”) announced on October 31, 2006 (the “SIFT Legislation”), returns on capital are generally taxed as ordinary income in the hands of a Unitholder who is a resident of Canada for purposes of the Tax Act and are subject to Canadian withholding tax in the hands of a Unitholder who is not a resident of Canada at the rate of 25%, unless such rate is reduced under the provisions of a tax convention between Canada and the jurisdiction of residence of the Unitholder. Pursuant to the SIFT Legislation, provided that the SIFT Legislation does not apply to the Trust and its Unitholders earlier, commencing in 2011 certain of our distributions which would otherwise have been taxed, or subject to Canadian withholding tax, as ordinary income to Unitholders will be characterized and taxed as dividends to such Unitholders in addition to being subject to tax at corporate rates at the trust level and, in the case of a Unitholder who is not a resident of Canada, such deemed dividends will be subject to Canadian withholding tax at the rate of 25%, unless such rate is reduced under the provisions of a tax convention between Canada and the jurisdiction of residence of the Unitholder. Returns of capital are, and will be under the SIFT Legislation, generally tax-deferred for Unitholders who are resident in Canada for purposes of the Tax Act (and reduce such Unitholder’s adjusted cost base in the Trust Units for purposes of the Tax Act). Returns of capital to a Unitholder who is not a resident of Canada for purposes of the Tax Act or is a partnership that is not a “Canadian partnership” for purposes of the Tax Act are, and will be under the SIFT Legislation, subject to a 15% Canadian withholding tax. Prospective Unitholders should consult their own tax advisors with respect to the Canadian income tax considerations in their own circumstances, including the effect of the SIFT Legislation on a prospective investment in Trust Units. See “Risk Factors” herein.
The offering of Trust Units is subject to approval of certain legal matters on our behalf by Bennett Jones LLP, Calgary, Alberta and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.
The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, we are not a trust company and, accordingly, are not registered under any trust and loan company legislation as we do not carry on, or intend to carry on, the business of a trust company.
Our principal head office and registered office are each located at 2100, 222 – 3rd Avenue S.W., Calgary, Alberta T2P 0B4.
The date of this Prospectus is                    , 2009.

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DEFINITIONS AND OTHER MATTERS
All dollar amounts in this Prospectus and in any Prospectus Supplement are expressed in Canadian dollars, except where otherwise indicated. References to “$” or “Cdn.$” are to Canadian dollars and references to “U.S.$” are to United States dollars.
In this Prospectus and in any Prospectus Supplement, the following terms shall have the following meanings:
“Computershare” refers to Computershare Trust Company of Canada;
“Corporation” refers to Pengrowth Corporation, a corporation existing under the laws of the Province of Alberta;
“Manager” refers to Pengrowth Management Limited, a corporation existing under the laws of the Province of Alberta;
“Trust” refers to Pengrowth Energy Trust, an oil and gas royalty trust existing under the laws of the Province of Alberta pursuant to the Trust Indenture;
“Trust Indenture” refers to the Trust’s amended and restated trust indenture dated June 18, 2008 between the Corporation and Computershare;
“Trust Unit” refers to a trust unit of the Trust, but does not include the class A trust units;
“Unitholders” refers to the holders of Trust Units and, only to the extent the context requires, the class A trust units; and
“we”, “us”, “our” and “Pengrowth” refer to the Trust and the Corporation on a consolidated basis as the context requires.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of the Corporation at 2100, 222 – 3rd Avenue S.W., Calgary, Alberta T2P 0B4 (telephone: 1-800-223-4122) and are also available electronically at www.sedar.com.
The following documents of the Trust filed with securities commissions or similar authorities in each of the provinces of Canada and the SEC are incorporated by reference into this Prospectus:
(a)	the annual information form of the Trust dated March 24, 2009 for the year ended December 31, 2008 (the “AIF”);

(b)	the management information circular dated May 9, 2008 for the annual and special meeting of Unitholders held on June 18, 2008;

(c)	the audited comparative consolidated annual financial statements as at and for the years ended December 31, 2008 and 2007, together with the notes thereto and the report of the auditors thereon, including the auditors’ report on internal control over financial reporting (the “2008 Annual Financial Statements”);

(d)	management’s discussion and analysis for the year ended December 31, 2008, which includes management’s annual report or internal control over financial reporting; and
(e)	the disclosure of the Trust’s oil and gas producing activities prepared in accordance with SFAS No. 69 — “Disclosure about Oil and Gas Producing Activities”, which was filed on SEDAR under the category “Other” on March 24, 2009.

Any annual information form, audited consolidated financial statements (together with the auditor’s report thereon) and related management’s discussion and analysis, information circular, material change reports, business acquisition reports and any interim unaudited consolidated financial statements and related management’s discussion and analysis subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, any document filed by us with the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended, which specifically states that it is intended to be incorporated by reference in the registration statement of which this Prospectus forms a part, shall be deemed to be incorporated by reference in such registration statement.
Any statement contained in this Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference herein or to constitute a part of this Prospectus.
Upon a new annual information form and related annual financial statements and the accompanying management’s discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements and the accompanying management’s discussion and analysis, material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of Unitholders being filed by the Trust with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular and proxy statement for the preceding annual meeting of Unitholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.
One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to such Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.
You should rely only on the information contained in, or incorporated by reference into, this Prospectus or any Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law.

FORWARD-LOOKING STATEMENTS
This Prospectus, including certain documents incorporated by reference in this Prospectus, contains forward-looking statements within the meaning of securities laws, including the “safe harbour” provisions of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-looking information is often, but not always, identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “guidance”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this Prospectus and certain documents incorporated by reference into this Prospectus include, but are not limited to, benefits and synergies resulting from Pengrowth’s corporate and asset acquisitions, business strategy and strengths, goals, focus and the effects thereof, acquisition criteria, capital expenditures, reserves, reserve life indices, estimated production, production additions from Pengrowth’s 2009 development program, remaining producing reserves lives, operating expenses, royalty rates, net present values of future net revenue from reserves, commodity prices and costs, exchange rates, the impact of contracts for commodities, development plans and programs, tax horizon, future income taxes, taxability of distributions, the impact of proposed changes to Canadian tax legislation or U.S. tax legislation, abandonment and reclamation costs, government royalty rates (including estimated increase in royalties paid and estimated decline in net present value of reserves and 2009 cash flows) and expiring acreage. Statements relating to reserves are forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves described exist in the quantities predicted or estimated and can profitably be produced in the future.
Forward-looking statements and information are based on Pengrowth’s current beliefs as well as assumptions made by, and information currently available to, Pengrowth concerning anticipated financial performance, business prospects, strategies, regulatory developments, future oil and natural gas commodity prices and differentials between light, medium and heavy oil prices, future oil and natural gas production levels, future exchange rates, the proceeds of anticipated divestitures, the amount of future cash distributions paid by Pengrowth, the cost of expanding our property holdings, our ability to obtain equipment in a timely manner to carry out development activities, our ability to market our oil and gas successfully to current and new customers, the impact of increasing competition, our ability to obtain financing on acceptable terms, and our ability to add production and reserves through our acquisition, development and exploration activities. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.
By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: the volatility of oil and gas prices; production and development costs and capital expenditures; the imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids; Pengrowth’s ability to replace and expand oil and gas reserves; environmental claims and liabilities; incorrect assessments of value when making acquisitions; increases in debt service charges; the loss of key personnel; the marketability of production; defaults by third party operators; unforeseen title defects; fluctuations in foreign currency and exchange rates; inadequate insurance coverage; counterparty risk; compliance with environmental laws and regulations; changes in tax and royalty laws; the failure to qualify as a mutual fund trust; and Pengrowth’s ability to access external sources of debt and equity capital. Further information regarding these factors may be found under the heading “Risk Factors” in this Prospectus, under the heading “Risk Factors” in our AIF, under the heading “Business Risks” in our Management’s Discussion and Analysis for the year ended December 31, 2008, and in Pengrowth’s most recent consolidated financial statements, management information circular, quarterly reports, material change reports and news releases.
Readers are cautioned that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to Pengrowth, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Furthermore, the forward-looking statements contained in this Prospectus are made as of the date of this document and Pengrowth does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this Prospectus, including the documents incorporated by reference herein, are expressly qualified by this cautionary statement.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-10 relating to the Securities. Under the registration statement, we may, from time to time, sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering amount of $1,000,000,000. This Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering of Securities. The Prospectus Supplement may also add to, update or change information contained in this Prospectus. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by, or omitted in accordance with, the rules and regulations of the SEC. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. For further information about Pengrowth and the Securities, please refer to the registration statement and the exhibits to the registration statement.
We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC from the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents we have filed with the SEC’s Interactive Data Electronic Applications (IDEA) system at www.sec.gov. You may read and download any public document that we have filed with the securities commissions or similar authorities in each of the provinces of Canada at www.sedar.com.
ENFORCEABILITY OF CIVIL LIABILITIES
The Trust is a trust formed under, and governed by, the laws of the Province of Alberta. Most of the directors and officers of the Corporation, and most of the experts named in this Prospectus, including the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Bennett Jones LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Bennett Jones LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.
We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi & Associates as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus and any Prospectus Supplement.
NON GAAP MEASUREMENTS
The documents incorporated by reference herein refer to certain financial measures that are not determined in accordance with Canadian GAAP or U.S. GAAP, including the non-GAAP financial measure “operating netbacks”.

These measures do not have standardized meanings and may not be comparable to similar measures presented by other trusts or corporations, but Pengrowth believes these measures are useful in providing relative performance measuring change. Pengrowth will reference non-GAAP financial metrics such as “total debt”, “earnings before interest, taxes, depletion, depreciation, amortization, accretion, and other non-cash items or EBITDA”, and “total capitalization” when discussing capital management objectives and debt covenants.
PRESENTATION OF FINANCIAL AND OIL AND GAS RESERVES AND PRODUCTION INFORMATION
Unless indicated otherwise, financial information in this Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with Canadian GAAP. Canadian GAAP differs in some significant respects from U.S. GAAP and thus our financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in note 24 to the 2008 Annual Financial Statements incorporated herein by reference.
Under rules currently in effect, the SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. The securities regulatory authorities in Canada have adopted National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, possible reserves and contingent resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and contingent resources, are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. Because we are permitted to disclose reserves in accordance with Canadian disclosure requirements, we have disclosed in this Prospectus and in the documents incorporated by reference reserves designated as “probable reserves”, “possible reserves” and “contingent resources”. If required to be prepared in accordance with U.S. disclosure requirements currently in effect, the SEC’s guidelines would prohibit reserves in these categories from being included. Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using forecast prices and costs. The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and generally requires that prices and costs be held constant at levels in effect, under rules currently in effect, at the date of the reserve report. Additional information prepared in accordance with United States Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities” relating to our oil and gas reserves is set forth in the disclosure of the Trust’s oil and gas producing activities prepared in accordance with SFAS No. 69 - “Disclosure about Oil and Gas Producing Activities”, which is incorporated herein by reference. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules. Unless otherwise stated, all of the reserves information contained in this Prospectus, including the documents incorporated herein by reference, has been calculated and reported in accordance with NI 51-101.
PENGROWTH ENERGY TRUST
The Trust is an energy investment trust that was created under the laws of the Province of Alberta on December 2, 1988. The purpose of the Trust is to pay distributions to our Unitholders and to purchase and hold royalty units of the Corporation created and issued pursuant to the Royalty Indenture (the “Royalty Units”) and other securities issued by the Corporation, its majority-owned subsidiary, a net profits interest and other securities issued by Esprit Exploration Ltd. (“Esprit”) as well as other investments and to issue Trust Units to the public. The Corporation and Esprit directly and indirectly acquire, own and manage working interests and royalty interests in oil and natural gas properties. The Trust and the Corporation are presently managed by the Manager pursuant to a management agreement that expires June 30, 2009, following which the Corporation will be managed pursuant to an ordinary corporate governance structure and the Unitholders will be asked to consider and approve the delegation of additional authority by Computershare (the “Trustee”) to the Corporation in its capacity as administrator of the Trust. See the AIF under the heading “Pengrowth Management Limited — Management Agreement”. The head office and registered office of the Trust is located at 2100, 222 – 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0B4.
Pengrowth has grown throughout its history through an active program of acquisitions and financings and through development and exploration activities on its properties. Since 1988, Pengrowth has completed more than

58 acquisitions and has raised in excess of $3.7 billion through 21 public equity offerings. As at March 31, 2009, Pengrowth has distributed approximately $4.2 billion to Unitholders.
For a more complete description of the Trust, its subsidiaries and the Manager, please refer to the AIF under the heading “Pengrowth Energy Trust”.
USE OF PROCEEDS
The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, we intend to use the net proceeds from the sale of Securities for general business purposes, to repay indebtedness and/or to, directly or indirectly, finance future growth opportunities and capital expenditures. The amount of net proceeds to be used for any such purposes will be set forth in a Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities. We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.
PLAN OF DISTRIBUTION
We may sell Securities to, or through, underwriters or dealers purchasing as principals or through agents designated by us from time to time. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.
The Prospectus Supplement relating to a particular offering of Securities will also set forth the terms of the offering of the Securities including, to the extent applicable, the name or names of any underwriters, dealers or agents, any fees, discounts or other remuneration payable to such underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, and, in the event the offering is a fixed price distribution, the initial offering price and the proceeds that we will receive. The distribution of Securities may be effected from time to time in one or more transactions at fixed prices or at market prices prevailing at the time of sale, which prices may vary between purchasers and during the period of distribution of the Securities. Without limiting the generality of the foregoing, we may also issue some or all of the Securities offered by this Prospectus in exchange for securities or assets of other entities which we may acquire in the future.
Any offering of Subscription Receipts will be a new issue of Securities with no established trading market. There is no market through which the Subscription Receipts or Other Convertible Securities may be sold and purchasers may not be able to resell the Subscription Receipts or Other Convertible Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Subscription Receipts or Other Convertible Securities, and the extent of issuer regulation. See “Risk Factors – There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities”. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts will not be listed on any securities exchange.
Underwriters, dealers or agents who participate in the distribution of Securities under this Prospectus may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, including liabilities under the United States Securities Act of 1933, as amended, and applicable securities legislation in Canada, or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
To the extent permitted by applicable law, in connection with any offering of Trust Units under this Prospectus and any Prospectus Supplement, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Trust Units offered at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF TRUST UNITS
The Trust Units, along with the class A trust units, are issued under the terms of the Trust Indenture. An unlimited number of Trust Units, class A trust units and special units may be created and issued pursuant to the Trust Indenture, of which 257,513,048 Trust Units and 1,878 class A trust units are issued and outstanding as at March 31, 2009. There are presently no special units outstanding. Each Trust Unit, class A trust unit and special unit represents a fractional undivided beneficial interest in the Trust.
The AIF includes a summary of the material attributes and characteristics of the Trust Units under the heading “Trust Units”.
DESCRIPTION OF SUBSCRIPTION RECEIPTS AND OTHER CONVERTIBLE SECURITIES
Subscription Receipts and Other Convertible Securities may be offered separately or together with Trust Units. The applicable Prospectus Supplement will include details of the agreement or other instrument pursuant to which such Subscription Receipts or Other Convertible Securities will be created and issued.
The Subscription Receipts will be issued under a subscription receipt agreement. A Subscription Receipt is a security of the Trust that will entitle the holder to receive a Trust Unit upon the completion of a transaction, typically an acquisition by the Trust of the assets or securities of another entity. Subsequent to the offering of Subscription Receipts, the subscription proceeds for the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of Subscription Receipts are not Unitholders. Holders of Subscription Receipts are only entitled to receive Trust Units upon the surrender of their Subscription Receipts to the escrow agent or to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.
The particular terms and provisions of Subscriptions Receipts or Other Convertible Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts or Other Convertible Securities. This description will include, where applicable: (i) the number of Subscription Receipts or Other Convertible Securities; (ii) the price at which the Subscription Receipts or Other Convertible Securities will be offered; (iii) the terms, conditions and procedures for the conversion or exercise of Other Convertible Securities into or for Trust Units or pursuant to which the holders of Subscription Receipts will become entitled to receive Trust Units; (iv) the number of Trust Units or other securities that may be obtained upon exercise of each Subscription Receipt or Other Convertible Security, as applicable; (v) the designation and terms of any other securities with which the Subscription Receipts or Other Convertible Securities will be offered, if any, and the number of Subscription Receipts or Other Convertible Securities that will be offered with each security; (vi) the terms applicable to the gross proceeds from the sale of such Securities plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of such Securities; and (viii) any other material terms and conditions of the Subscription Receipts or Other Convertible Securities.
PRIOR SALES
Prior Sales
The following is a description of all Trust Units and securities convertible into Trust Units that we issued or granted during the year ended December 31, 2008:
•	We issued 238,633 Trust Units with an aggregate value of approximately $2.5 million upon the redemption of deferred entitlement units (“DEUs”) granted under our deferred entitlement unit plan (the “DEU Plan”). For further details see note 12 to the 2008 Annual Financial Statements incorporated by reference herein.

•	We issued 290,363 Trust Units upon the exercise of Trust Unit rights (the “Rights”) granted under our Trust Unit rights incentive plan (the “Rights Plan”) and Trust Unit options granted under our Trust Unit option plan for aggregate consideration of approximately $4.3 million (representing the exercise price of such Rights and options). For further details see notes 12 and 13 to the 2008 Annual Financial Statements incorporated by reference herein.

•	We issued 3,727,256 Trust Units pursuant to our distribution reinvestment plan (“DRIP”) for aggregate consideration of approximately $59.4 million. For further details see notes 12 and 13 to the 2008 Annual Financial Statements incorporated by reference herein.

•	We issued 4,973,325 Trust Units with a value of approximately $89.3 million to shareholders of Accrete Energy Inc. (“Accrete”) upon the acquisition of Accrete on September 30, 2008. For further details see notes 4 and 12 to the 2008 Annual Financial Statements incorporated by reference herein.

•	We granted 1,703,892 Rights to acquire an equal number of Trust Units pursuant to the Rights Plan with a weighted average exercise price of $17.96 per Trust Unit. For further details see note 13 to the 2008 Annual Financial Statements incorporated by reference herein.

•	We granted 763,260 DEUs exercisable into Trust Units pursuant to the DEU Plan and pursuant to the reinvestment of notional distributions earned on DEUs with a deemed value of $18.32 per Trust Unit.
The following is a description of all Trust Units and securities convertible into Trust Units that we issued or granted during the three month period ended March 31, 2009:
•	We issued 375,733 Trust Units with an aggregate value of approximately $5.3 million upon the redemption of DEUs granted under the DEU Plan.

•	We issued 25,213 Trust Units upon the exercise of Rights granted under the Rights Plan for aggregate consideration of approximately $0.2 million (representing the exercise price of such Rights).

•	We issued 1,037,983 Trust Units pursuant to the DRIP for aggregate consideration of approximately $9.1 million.

•	We granted 2,483,250 Rights to acquire an equal number of Trust Units pursuant to the Rights Plan with a weighted average exercise price of $6.11 per Trust Unit.

•	We granted 1,077,584 DEUs exercisable into an equal number of Trust Units pursuant to the DEU Plan and pursuant to the reinvestment of notional distributions earned on DEUs with a deemed value of $6.87 per Trust Unit.
Price Range and Trading Volume of the Trust Units and Debentures
Our Trust Units are listed on the TSX and the NYSE under the symbols “PGF.UN” and “PGH”, respectively. Our 6.5 percent convertible unsecured subordinated debentures (“Debentures”) are listed on the TSX under the symbol “PGF.DB”.

	Toronto Stock Exchange				New York Stock Exchange

	Trust Unit Price Range				Trust Unit Price Range
	High	Low	Close	Volume	High	Low	Close	Volume
	(Cdn.$ per Trust Unit)				(U.S.$ per Trust Unit)
2008
January	18.15	14.16	17.67	11,122,230	18.23	13.00	17.48	22,824,566
February	18.85	17.10	18.35	8,055,594	19.22	16.93	18.65	17,500,697
March	19.82	18.07	19.67	11,576,837	20.00	17.61	19.10	23,562,120
April	21.02	19.17	19.75	9,122,242	20.79	18.85	19.71	22,509,783
May	21.56	19.47	20.34	9,432,421	21.90	19.04	20.53	26,724,516
June	21.16	19.90	20.50	9,449,203	20.89	19.60	20.11	20,723,265
July	20.55	17.40	17.70	11,964,173	20.20	17.03	17.31	32,941,830
August	18.89	17.10	18.85	9,860,089	18.09	16.20	17.75	22,392,472
September	18.50	14.73	15.99	9,961,463	17.55	14.16	14.94	30,011,085
October	15.98	8.55	13.01	18,451,866	15.00	7.50	11.21	68,057,858
November	13.53	9.75	11.24	7,901,229	11.65	7.56	8.97	30,740,771
December	10.95	9.00	9.35	8,681,986	8.79	6.84	7.62	33,117,705

	Trust Unit Price Range				Trust Unit Price Range
	High	Low	Close	Volume	High	Low	Close	Volume
	(Cdn.$ per Trust Unit)				(U.S.$ per Trust Unit)
2009
January	12.33	9.24	10.15	8,358,692	10.11	7.40	8.31	28,890,238
February	10.49	6.33	7.26	8,912,881	8.57	5.07	5.64	29,011,962
March	8.15	5.84	7.10	13,292,672	6.67	4.51	5.58	32,749,969
April (1 - 13)	7.75	6.71	7.75	2,927,616	6.35	5.30	6.34	7,949,604

		Toronto Stock Exchange

	Debenture Price Range
	High	Low	Close	Volume
	(Cdn.$ per Debenture)
2008
January	100.50	98.50	100.00	841,000
February	102.25	99.51	100.00	677,000
March	102.00	100.00	100.50	671,000
April	102.00	100.01	102.00	485,000
May	102.25	100.76	101.25	349,000
June	102.00	100.55	100.55	358,000
July	101.50	100.55	100.56	524,000
August	102.00	100.01	101.00	451,000
September	101.50	99.00	101.00	814,000
October	100.01	91.60	91.60	1,277,000
November	98.70	90.50	91.00	621,000
December	95.00	85.00	91.00	372,000

2009
January	97.00	93.00	96.50	746,150
February	96.25	91.50	95.75	1,079,000
March	95.50	90.00	93.00	912,000
April (1 - 13)	93.50	92.00	93.00	2,082,000

MATERIAL DEBT
For a complete description of Pengrowth’s material debt, including a discussion of the impact of such debt on our ability to pay distributions, please refer to the AIF under the headings “General Development of Pengrowth Energy Trust – Recent Developments – Credit Facility”, “General Development of Pengrowth Energy Trust – Recent Developments – Senior Unsecured Notes”, “General Developments of Pengrowth Energy Trust – Historical Developments” and “Distributions – Restrictions on Distributions”.
RISK FACTORS
An investment in the Securities is subject to various risks including those risks inherent to our business. If any of these risks occur, our production, revenues and financial condition could be materially harmed, with a resulting decrease in distributions on, and the market price of, our Trust Units. As a result, the trading price of our Trust Units could decline, and you could lose all or part of your investment. Risks are also described under the headings “Risk Factors” in our AIF and “Business Risks” in our Management’s Discussion and Analysis for the year ended December 31, 2008.
Before deciding whether to invest in any Securities, investors should consider carefully the risks set out below and in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.
The SIFT Legislation has and will continue to materially and adversely affect Pengrowth, the Unitholders and the value of the Trust Units.

It is expected that the SIFT Legislation will subject the Trust to trust level taxation beginning on January 1, 2011, which will materially reduce the amount of cash available for distributions to the Unitholders. Based on the Canadian federal income tax rates and the expected provincial tax rates, we estimate that the SIFT Legislation will, commencing on January 1, 2011, reduce the amount of cash available to the Trust to distribute to its Unitholders. Under the current SIFT Legislation, the tax is expected to be 26.5 percent in 2011 and 25 percent in 2012 and thereafter, assuming a provincial tax rate of 10 percent being the applicable tax rate in the Province of Alberta where we anticipate 79 percent of our revenue will be generated in 2009. Subject to the availability of tax pools, the application of the SIFT Legislation will reduce the amount of cash otherwise available to the Trust to distribute to its Unitholders by an amount equal to 26.5 percent in 2011 (and by 25 percent in 2012 and thereafter) multiplied by the amount of pre-tax income of the Trust. A reduction in the value of the Trust Units would be expected to increase the cost to the Trust of raising capital in the public capital markets. In addition, the SIFT Legislation is expected to substantially eliminate the competitive advantage the Trust currently enjoys compared to corporate competitors in raising capital in a tax efficient manner, while placing the Trust at a competitive disadvantage compared to industry competitors, including U.S. master limited partnerships, which are expected to continue not to be subject to entity-level taxation. The SIFT Legislation is also expected to make the Trust Units less attractive as an acquisition currency. As a result, it may be more difficult for Pengrowth to compete effectively for acquisition opportunities in the future. There can be no assurance that Pengrowth will be able to reorganize its legal and tax structure to reduce the expected impact of the SIFT Legislation.
In addition, there can be no assurance that the Trust will be able to maintain its status as a grandfathered SIFT under the SIFT Legislation until 2011. If the Trust exceeds the limits on the issuance of new Trust Units and convertible debt that constitutes normal growth during the transitional period from October 31, 2006 to December 31, 2010, the SIFT Legislation would become effective on a date earlier than January 1, 2011.
Low oil and natural gas prices could have a material adverse effect on results of operations and financial condition, which, in turn, could negatively affect the amount of distributions to our Unitholders.
The monthly distributions we pay to our Unitholders depend, in part, on the prices we receive for our oil and natural gas production. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond our control. These factors include, among others:
•	global energy policy, including the ability of OPEC to set and maintain production levels for oil;

•	geo-political conditions;

•	worldwide economic conditions;

•	weather conditions including weather-related disruptions to the North American natural gas supply;

•	the supply and price of foreign oil and natural gas;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity to, and capacity of, transportation facilities;

•	the effect of worldwide energy conservation measures; and

•	government regulation.
Declines in oil or natural gas prices could have an adverse effect on our operations, financial condition and reserves and ultimately on our ability to pay distributions to our Unitholders.
Distributions may be reduced during periods of lower operating cash flow due to low commodity prices, and in which Pengrowth makes capital expenditures using cash flow, which could also negatively affect the market price of the Trust Units.

Production and development costs incurred with respect to properties, including power costs and the costs of injection fluids associated with tertiary recovery operations, reduce the cash that Pengrowth receives and, consequently, the amounts we can distribute to our Unitholders.
The timing and amount of capital expenditures will directly affect the amount of income available for distribution to our Unitholders. Distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made. To the extent that external sources of capital, including the issuance of additional Trust Units, become limited or unavailable, Pengrowth’s ability to make the necessary capital investments to maintain or expand oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that Pengrowth is required to use cash flow to finance capital expenditures or property acquisitions, the cash the Trust receives from the Corporation on the Royalty Units will be reduced, resulting in reductions to the amount of cash we are able to distribute to our Unitholders.
Actual reserves will vary from reserve estimates, and those variations could be material, and negatively affect the market price of the Trust Units and distributions to our Unitholders.
The value of the Trust Units will depend upon, among other things, Pengrowth’s reserves. In making strategic decisions, we generally rely upon reports prepared by our independent reserve engineers. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Trust Units. The reserve and cash flow information contained in the AIF, which is incorporated herein by reference, represent estimates only. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:
•	historical production from the area compared with production rates from similar producing areas;

•	the assumed effect of government regulation;

•	assumptions about future commodity prices, exchange rates, production and development costs, capital expenditures, abandonment costs, environmental liabilities, and applicable royalty regimes;

•	initial production rates;

•	production decline rates;

•	ultimate recovery of reserves;

•	marketability of production; and

•	other government levies that may be imposed over the producing life of reserves.
If any of these factors and assumptions prove to be inaccurate, our actual results may vary materially from our reserve estimates. Many of these factors are subject to change and are beyond our control. In particular, changes in the prices of, and markets for, oil and natural gas from those anticipated at the time of making such assessments will affect the return on, and value of, our Trust Units. In addition, all such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated. A significant portion of our reserves are classified as “undeveloped” and are subject to greater uncertainty than reserves classified as “developed”.
In accordance with normal industry practices, we engage independent petroleum engineers to conduct a detailed engineering evaluation of our oil and gas properties for the purpose of estimating our reserves as part of our year-end reporting process. As a result of that evaluation, we may increase or decrease the estimates of our reserves. We do not consider an increase or decrease in the estimates of our reserves in the range of up to five percent to be material or inconsistent with normal industry practice. Any significant reduction to the estimates of our reserves resulting from any such evaluation could have a material adverse effect on the value of our Trust Units.
Continued uncertainty in the credit markets may restrict the availability or increase the cost of borrowing required for future development and acquisitions.

Continued uncertainty in domestic and international credit markets could materially affect our ability to access sufficient capital for our capital expenditures and acquisitions and, as a result, may have a material adverse effect on our ability to execute our business strategy and on our financial condition. There can be no assurance that financing will be available or sufficient to meet these requirements or for other corporate purposes or, if financing is available, that it will be on terms appropriate and acceptable to us. Should the lack of financing and uncertainty in the capital markets adversely impact Pengrowth’s ability to refinance debt, additional equity may be issued resulting in a dilutive effect on current and future Unitholders.
In the normal course of our business, we have entered into contractual arrangements with third parties which subject Pengrowth to the risk that such parties may default on their obligations.
Pengrowth is exposed to third party credit risk through its contractual arrangements with its current or future joint venture partners, marketers of its petroleum and natural gas production and other parties. In the event such entities fail to meet their contractual obligations to Pengrowth, such failures could have a material adverse effect on Pengrowth and its cash flow from operations. In addition, poor credit conditions in the industry and of joint venture partners may impact a joint venture partner’s willingness to participate in Pengrowth’s ongoing capital program, potentially delaying the program and the results of such program until Pengrowth finds a suitable alternative partner.
If Pengrowth is unable to acquire additional reserves, the value of the Trust Units and distributions to our Unitholders may decline.
Our future oil and natural gas reserves and production, and therefore the cash flows of the Trust, will depend upon our success in acquiring additional reserves. If we fail to add reserves by acquiring or developing them our reserves and production will decline over time as they are produced. When reserves from our properties can no longer be economically produced and marketed, our Trust Units will have no value unless additional reserves have been acquired or developed. If we are not able to raise capital on favourable terms, we may not be able to add to or maintain our reserves. If we use our cash flow to acquire or develop reserves, we will reduce our cash available to be distributed. There is strong competition in all aspects of the oil and gas industry, including reserve acquisitions. We will actively compete for reserve acquisitions and skilled industry personnel with other oil and gas companies and energy trusts. However, we cannot assure you that we will be successful in acquiring additional reserves on terms that meet our objectives.
Our operation of oil and natural gas wells could subject us to potential environmental claims and liability which will be funded out of our cash flow and will reduce cash flow otherwise payable to our Unitholders.
The oil and natural gas industry is subject to extensive environmental regulation, which imposes restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations. In addition, Canadian legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of this or other legislation may result in fines or the issuance of a clean-up order. Ongoing environmental obligations will be funded out of our cash flow and could therefore reduce the cash available to be distributed to our Unitholders.
We may be unable to successfully compete with other industry participants, which could negatively affect the market price of the Trust Units and distributions to our Unitholders.
There is strong competition in all aspects of the oil and gas industry. Pengrowth will actively compete for capital, skilled personnel, undeveloped lands, reserve acquisitions, access to drilling rigs, service rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of its operations with a substantial number of other organizations, some of which may have greater technical and financial resources than Pengrowth. Some of those organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a world-wide basis and, as such, have greater and more diverse resources on which to draw.
Incorrect assessments of value at the time of acquisitions could adversely affect the value of our Trust Units and distributions to our Unitholders.

Acquisitions of oil and gas properties or companies are based in large part on engineering and economic assessments made by independent engineers. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. All such assessments involve a measure of geologic and engineering uncertainty which could result in lower production and reserves than anticipated.
Our indebtedness may limit the amount of distributions that we are able to pay our Unitholders, and if we default on our debts, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders, note holders and other creditors and only the remainder, if any, would be available for distribution to our Unitholders.
We are indebted under the Credit Facility, the Debentures, the 2003 U.S. Senior Notes, the 2007 U.S. Senior Notes, the 2008 Senior Notes and the U.K. Senior Notes (all as defined in the AIF). Certain covenants in the agreements with our lenders may limit the amount of distributions paid to Unitholders. See “Distributions – Restrictions on Distributions” in the AIF. Variations in interest rates, exchange rates and scheduled principal repayments could result in significant changes in the amount we are required to apply to the service of our outstanding indebtedness. If we become unable to pay our debt service charges or otherwise cause an event of default to occur, our lenders may foreclose on, or sell, our properties. The net proceeds of any such sale will be allocated firstly to the repayment of our lenders and other creditors and only the remainder, if any, would be payable to the Trust by the Corporation. In addition, we may not be able to refinance some or all of these debt obligations through the issuance of new debt obligations on the same terms, and we may be required to refinance through the issuance of new debt obligations on less favorable terms or through the issuance of additional securities or through other means. In any such event, the amount of cash available for distribution may be diluted or adversely impacted and such dilution or impact may be significant.
We are dependent on our management and the loss of our key management and other personnel could negatively impact our business.
Our Unitholders are entirely dependent on the management of the Manager, until expiry of the management agreement on June 30, 2009, and the Corporation with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, and the management and administration of all matters relating to properties and the administration of Pengrowth. The loss of the services of key individuals who currently comprise the management team of the Manager, until expiry of the management agreement on June 30, 2009, and the Corporation could have a detrimental effect on Pengrowth. In addition, increased activity within the oil and gas sector can increase the cost of goods and services and make it more difficult to attract and retain qualified professional staff.
A decline in the Corporation’s ability to market its oil and natural gas production could have a material adverse effect on production levels or on the price received for production, which, in turn, could reduce distributions to our Unitholders and affect the market price of the Trust Units.
The marketability of our production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. United States federal and state and Canadian federal and provincial regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors dramatically change, the financial impact on us could be substantial. The availability of markets is beyond our control.
The operation of a portion of our properties is largely dependent on the ability of third party operators, and harm to their business could cause delays and additional expenses in our receiving revenues, which could negatively affect the market price of the Trust Units and distributions to our Unitholders.
The continuing production from a property, and to some extent the marketing of production, is dependent upon the ability of the operators of our properties. Approximately 45 percent, based on daily production, of our properties are operated by third parties. If, in situations where we are not the operator, the operator fails to perform these functions properly or becomes insolvent, revenues may be reduced. Revenues from production generally flow through the operator and, where we are not the operator; there is a risk of delay and additional expense in receiving such revenues.
The operations of the wells located on properties not operated by us are generally governed by operating agreements which typically require the operator to conduct operations in a good and workman-like manner. Operating agreements generally provide, however, that the operator will have no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct. In addition, third-party operators are generally not fiduciaries with respect to Pengrowth or the Unitholders. Pengrowth, as owner of working interests in properties not operated by it, will generally have a cause of action for damages arising from a breach of the operator’s duty. Although not established by definitive legal precedent, it is unlikely that Pengrowth or its Unitholders would be entitled to bring suit against third-party operators to enforce the terms of the operating agreements. Therefore, our Unitholders will be dependent upon Pengrowth, as owner of the working interest, to enforce such rights.
Our distributions could be adversely affected by unforeseen title defects, which could reduce distributions to our Unitholders.
Although title reviews are conducted prior to any purchase of significant resource assets, such reviews cannot guarantee that an unforeseen defect in the chain of title will not arise to defeat our title to certain assets. Such defects could reduce the amounts distributable to our Unitholders, and could result in a reduction of capital.
Fluctuations in foreign currency exchange rates could adversely affect our business, and adversely affect the market price of the Trust Units as well as distributions to our Unitholders.
World oil prices are quoted in United States dollars and the price received by Canadian producers is therefore affected by the Canadian/United States dollar exchange rate which fluctuates over time. A material increase in the value of the Canadian dollar may negatively impact our net production revenue and cash flow. To the extent that we have engaged, or in the future engage, in risk management activities related to commodity prices and foreign exchange rates, through entry into oil or natural gas price commodity contracts and foreign exchange contracts or otherwise, we may be subject to unfavourable price changes and credit risks associated with the counterparties with which we contract.
A decline in the value of the Canadian dollar relative to the United States dollar provides a competitive advantage to United States companies in acquiring Canadian oil and gas properties and may make it more difficult for us to replace reserves through acquisitions.
Being a limited purpose trust makes the Trust largely dependent upon the operations and assets of the Corporation and Esprit. If the oil and natural gas reserves associated with the resource properties of the Corporation and Esprit are not supplemented through additional development or the acquisition of oil and natural gas properties, the ability of Pengrowth to continue to generate cash flow for distribution to Unitholders may be adversely affected.
The Trust is a limited purpose trust which is dependent upon the operations and assets of the Corporation and Esprit. Pengrowth’s income will be received from the production of crude oil and natural gas from its properties and will be susceptible to the risks and uncertainties associated with the oil and natural gas industry generally. Since the primary focus is to pursue growth opportunities through the development of existing reserves and the acquisition of new properties, Pengrowth’s involvement in the exploration for oil and natural gas is minimal. As a result, if the oil and natural gas reserves associated with Pengrowth’s resource properties are not supplemented through additional development or the acquisition of oil and natural gas properties, the ability of Pengrowth to continue to generate cash flow for distribution to Unitholders may be adversely affected.
Management may have conflicts of interest that may create incentives for the Manager to act contrary to or in competition with the interests of our Unitholders.
Under an agreement that expires on June 30, 2009, the Manager provides the advisory, management and administrative needs of Pengrowth in consideration for a management fee which is currently based in part on the earnings of Pengrowth. This arrangement may create an incentive for the Manager to maximize the earnings of Pengrowth, rather than maximize its cash flow from operations, which is the primary basis for calculating distributions available to Unitholders. The Manager may acquire, hold, operate, develop, manage and sell Canadian resource properties or similar investments, as well as enter into other types of energy related management and advisory activities and may not devote full time and attention to the business of Pengrowth and therefore act contrary to or in competition with the interests of our Unitholders. General and administrative expenses which the Manager incurs in relation to the business of Pengrowth are required to be paid by Pengrowth. These expenses are not subject to a limit other than as may be provided under a periodic review by the Board of Directors and, as a result, there may not be an incentive for the Manager to minimize these expenses.
Under the executive employment agreement which will become effective on July 1, 2009 between the Corporation and James S. Kinnear, the Chief Executive Officer of the Corporation, Mr. Kinnear is permitted to undertake certain oil and gas activities outside of North America provided that the activities are conducted by an entity led by an individual other than Mr. Kinnear, such activities do not derogate from Mr. Kinnear’s full time commitment to Pengrowth and have been first introduced to Pengrowth such that they are not in conflict with any of Pengrowth’s business or operations.
We may incur material costs as a result of compliance with health, safety and environmental laws and regulations which could negatively affect our financial condition and, therefore, reduce distributions to our Unitholders and decrease the market price of the Trust Units.
Compliance with environmental laws and regulations could materially increase our costs. We may incur substantial capital and operating costs to comply with increasingly complex laws and regulations covering the protection of the environment and human health and safety. In particular, we may be required to incur significant costs to comply with the 1997 Kyoto Protocol to the United Nations Framework Convention on Climate Change, known as the Kyoto Protocol, which is intended to reduce emissions of greenhouse gases into the air.
Lower oil and gas prices increase the risk of write-downs of our oil and gas property investments which could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.
Under Canadian accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based, in part, upon estimated future net cash flows from reserves. If the net capitalized costs exceed this limit, we must charge the amount of the excess against earnings. As oil and gas prices decline, our net capitalized cost may approach and, in certain circumstances, exceed this cost ceiling, resulting in a charge against earnings. Under United States accounting rules, the cost ceiling is generally lower than under Canadian rules because the future net cash flows used in the United States ceiling test are based on proven reserves only. Accordingly, we would have more risk of a ceiling test write-down in a declining price environment if we reported under United States generally accepted accounting principles. While these write-downs would not affect cash flow, the charge to earnings could be viewed unfavourably in the market or could limit our ability to borrow funds or comply with covenants contained in our current or future credit agreements or other debt instruments.
Attacks and the threat of attacks may have an adverse impact on the Corporation.
Energy sector participants, including Pengrowth, are a potential target for activists, terrorists and others. The possibility that infrastructure facilities may be direct targets of, or indirect casualties of, an act of terror and the implementation of security measures as a precaution against possible attacks targeting facilities owned by Pengrowth will result in increased cost to Pengrowth’s business.
The industry in which Pengrowth operates exposes Pengrowth to potential liabilities that may not be covered by insurance.
Pengrowth’s operations are subject to all of the risks normally associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells and the production and transportation of oil and natural gas. These risks and hazards include encountering unexpected formations or pressures, blow-outs, craterings and fires, all of which could result in personal injury, loss of life or environmental and other damage to

Pengrowth’s property and the property of others. Pengrowth cannot fully protect against all of these risks, nor are all of these risks insurable. Pengrowth may become liable for damages arising from these events against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. While Pengrowth has both safety and environmental policies in place to protect its operators and employees and to meet regulatory requirements in areas where they operate, any costs incurred to repair damages or pay liabilities would reduce the funds available for distribution to the Unitholders.
Changes in Canadian legislation could adversely affect the value of our Trust Units.
The tax treatment of the Trust has a significant effect on the value of our Trust Units. We cannot assure you that income tax laws and government incentive programs relating to the oil and natural gas industry generally and the status of royalty trusts having our structure will not change in a manner that adversely affects your investment.
If the Trust ceases to qualify as a mutual fund trust it would adversely affect the value of our Trust Units.
It is intended that the Trust will at all times qualify as a mutual fund trust for the purposes of the Tax Act.
Notwithstanding the steps taken or to be taken by Pengrowth, no assurance can be given that the status of the Trust as a mutual fund trust will not be challenged by a relevant taxation authority. If the Trust’s status as a mutual fund trust is determined to have been lost, certain negative tax consequences will have resulted for the Trust and its Unitholders. These negative tax consequences include the following:
•	The Trust Units would cease to be a qualified investment for trusts governed by RRSPs, RRIFs, RESPs, DPSPs and TFSAs, as defined in the Tax Act. Where, at the end of a month, a RRSP, RRIF, RESP, DPSP or TFSA holds Trust Units that ceased to be a qualified investment, the RRSP, RRIF, RESP, DPSP or TFSA, as the case may be, must, in respect of that month, pay a tax under Part XI.1 of the Tax Act equal to 1 percent of the fair market value of the Trust Units at the time such Trust Units were acquired by the RRSP, RRIF, RESP or DPSP. In addition, trusts governed by a RRSP or a RRIF which hold Trust Units that are not qualified investments will be subject to tax on the income attributable to the Trust Units while they are non-qualified investments, including the full capital gains, if any, realized on the disposition of such Trust Units. Where a trust governed by a RRSP or a RRIF acquires Trust Units that are not qualified investments, the value of the investment will be included in the income of the annuitant for the year of the acquisition. Trusts governed by RESPs which hold Trust Units that are not qualified investments can have their registration revoked by the Canada Revenue Agency.

•	The Trust would be required to pay a tax under Part XII.2 of the Tax Act. The payment of Part XII.2 tax by the Trust may have adverse income tax consequences for certain Unitholders, including non-resident persons and residents of Canada who are exempt from Part I tax.

•	The Trust would not be entitled to use the capital gains refund mechanism otherwise available for mutual fund trusts.

•	The Trust Units would constitute “taxable Canadian property” for the purposes of the Tax Act, potentially subjecting non-residents of Canada to tax pursuant to the Tax Act on the disposition (or deemed disposition) of such Trust Units.
The ability of investors resident in the United States to enforce civil remedies may be negatively affected for a number of reasons.
The Trust is an Alberta trust and the Manager, the Corporation and Esprit are all Alberta corporations. All of these entities have their principal places of business in Canada. All of the directors and officers of the Manager and the majority of the directors and officers of the Corporation are residents of Canada and all or a substantial portion of the assets of such persons and of Pengrowth are located outside of the United States. Consequently, it may be difficult for United States investors to affect service of process within the United States upon Pengrowth or such persons or to realize in the United States upon judgments of courts of the United States predicated upon civil remedies under the United States Securities Act of 1933, as amended. Investors should not assume that Canadian courts:
•	will enforce judgments of United States courts obtained in actions against Pengrowth or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States; or

•	will enforce, in original actions, liabilities against Pengrowth or such persons predicated upon the United States federal securities laws or any such state securities or “blue sky” laws.
Your rights as a Unitholder differ from the rights associated with other types of investments and we cannot assure you that the distributions you receive over the life of your investment will meet or exceed your initial capital investment.
Trust Units should not be viewed by investors as shares in the Corporation. Trust Units are also dissimilar to conventional debt instruments in that there is no principal amount owing to our Unitholders. Trust Units represent a fractional interest in the Trust. Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The Trust’s assets are royalty units of, net profits interests in, indebtedness and common shares of, the Corporation, Esprit and other subsidiaries of the Trust, as well as certain facilities interests, and may also include certain other investments permitted under the Trust Indenture. The trading price of our Trust Units is a function of, among other things, anticipated cash flow, the oil and natural gas properties acquired by Pengrowth and the ability to effect long-term growth in the value of Pengrowth. The market price of the Trust Units is sensitive to a variety of market conditions including, but not limited to, interest rates and the ability of Pengrowth to acquire suitable oil and natural gas properties. Changes in market conditions may adversely affect the trading price of our Trust Units.
Our Trust Units will have no value when reserves from the properties can no longer be economically produced or marketed; as a result, cash distributions do not represent a “yield” in the traditional sense as they represent both return of capital and return on investment. Unitholders will have to obtain the return of capital invested out of cash flow derived from their investments in the Trust Units during the period when reserves can be economically recovered. Accordingly, we give no assurances that the distributions you receive over the life of your investment will meet or exceed your initial capital investment.
Future acquisitions may result in substantial future dilution of your Trust Units.
One of our objectives is to continually add to our reserves through acquisitions and through development. Our success is, in part, dependent on our ability to raise capital from time to time. Unitholders may also suffer dilution in connection with future issuance of Trust Units.
Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.
We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.
We incorporate additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves. However, we separately estimate our reserves using prices and costs held constant at the effective date of the reserve report in accordance with the Canadian reserve reporting requirements. These latter requirements are similar to the constant pricing reserve methodology utilized in the United States.

We include estimates of proved, proved plus probable and possible reserves, as well as contingent resources in the AIF. Under rules currently in effect, the SEC generally prohibits the inclusion of estimates of probable reserves in filings made with it by United States oil and gas companies. This prohibition does not apply to the Trust because it is a Canadian foreign private issuer. The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules.
Unitholders who are United States persons face certain income tax risks.
The United States federal income tax risks related to owning and disposing of our Trust Units include the following:
•	You may be required to pay United States federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that result from your share of our taxable income.

•	We have elected under applicable United States Treasury Regulations to be treated as a partnership for United States federal income tax purposes. Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that publicly-traded partnerships such as the Trust will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly-traded partnerships of which 90 percent or more of the gross income for every taxable year consists of “qualifying income,” such as interest, dividends, rents from real property and oil and gas royalty. We believe that we have met the qualifying income exception since we first elected to be treated as a partnership for United States federal income tax purposes and expect to meet the qualifying income exception in 2009 and thereafter, although no assurance can be given that the qualifying income exception will in fact be met. If we fail to satisfy the qualifying income exception, we would be treated as a foreign corporation, and, such conversion would likely result in taxable gain, but not loss, to Unitholders that are United States persons (“United States Unitholders”).

•	The protocol (the “Protocol”) to the Canada-United States Income Tax Convention, 1980 (the “Canada-United States Income Tax Convention”) that entered into force on December 15, 2008 contains new Article IV(7)(b), which will increase the Canadian withholding tax on our distributions (including deemed dividends pursuant to the SIFT Legislation) to Unitholders that are residents of the United States for purposes of the Canada-United States Income Tax Convention (so long as we are treated as a partnership for United States federal income tax purposes). Article IV(7)(b) generally denies benefits under the Canada-United States Income Tax Convention in circumstances where a United States resident receives an amount from a Canadian entity, but, by reason of the entity being treated as fiscally transparent for United States federal income tax purposes, the treatment of the amount received by such United States resident is not the same as the treatment of such amount would be if that entity were not treated as fiscally transparent for United States federal income tax purposes. The application of Article IV(7)(b) will result in a 25-percent (and not 15-percent) Canadian withholding tax on our distributions to United States Unitholders so long as we are treated as a partnership for United States federal income tax purposes. Article IV(7)(b) will not come into force until January 1, 2010.

•	We have the right to elect under applicable United States Treasury Regulations to be treated as a corporation for United States federal income tax purposes, if such election were determined to be beneficial. In light of the change to the Protocol referred to above, we are considering if such an election would be beneficial to us and our Unitholders including, without limitation, as a result of any potential tax efficiency in the payment of distributions to United States Unitholders. If we elect to be treated as a corporation for United States federal income tax purposes, such conversion would likely result in taxable gain, but not loss, to United States Unitholders.

•	A non-United States entity treated as a corporation for United States federal income tax purposes will be a passive foreign investment company or “PFIC” if it generates primarily passive income or the greater part of its assets generate, or are held for the production of, passive income. We currently believe that, if classified as a corporation, we would not be a PFIC although no assurance can be given that, if we were a corporation, we would not be a PFIC in 2009 or thereafter. If we were classified as a PFIC, for any year during which a United States person owns Trust Units, such United States Unitholder would generally be subject to special adverse rules including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends. Certain elections may be available to a United States Unitholder if we were classified as a PFIC to alleviate these adverse tax consequences.

•	We treat the Royalty (as defined under the heading “Pengrowth Energy Trust – The Trust” in the AIF) between the Trust and the Corporation as a royalty interest for all legal purposes, including United States federal income tax purposes. The amended and restated royalty indenture of the Corporation, dated July 27, 2006 (the “Royalty Indenture”), in some respects differs from more conventional “net profits” interests, as to which the courts and the United States Internal Revenue Service (the “IRS”) have ruled regarding the federal income tax treatment as a royalty, and, accordingly, the propriety of such treatment is not free from doubt. It is possible that the IRS could contend, for example, that we should be considered to have a working interest in the properties of the Corporation. If the IRS were successful in making such a contention, the United States federal income tax consequences to United States holders could be different, perhaps materially worse, than indicated in the discussion contained in the AIF under the heading “United

States Federal Income Tax Considerations”, which generally assumes that the Royalty Indenture will be respected as a royalty.

•	Gain or loss will be recognized on a sale of Trust Units equal to the difference between the amount realized and the United States Unitholder’s tax basis for the Trust Units sold. Such gain or loss will generally be taxable as capital gain or loss, and will be long-term capital gain or loss if such United States Unitholder’s holding period of the Trust Units exceeds one year. However, a portion of any amount realized on a sale or exchange of Trust Units will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to the recapture of depletion or depreciation deductions. Ordinary income attributable to depletion deductions and depreciation recapture could exceed net taxable gain realized upon the sale of the Trust Units and may be recognized even if there is a net taxable loss realized on the sale of the Trust Units. Thus, a United States Unitholder may recognize both ordinary income and a capital loss upon a taxable disposition of Trust Units.

•	Because we cannot match transferors and transferees of Trust Units, we must maintain uniformity of the economic and tax characteristics of the Trust Units to a purchaser of these Trust Units. In the absence of such uniformity, we may be unable to comply completely with a number of United States federal income tax requirements. A lack of uniformity, however, can result from a literal application of some Treasury Regulations. If any non-uniformity were required by the IRS, it could have a negative impact on the value of the Trust Units.

•	The Trust may not be an appropriate investment for certain types of entities. For example, there is a risk that some of our income could be unrelated business taxable income with respect to tax-exempt organizations. Prospective purchasers of Trust Units that are tax-exempt organizations are encouraged to consult their tax advisors regarding investments in Trust Units.

•	We prorate our items of income, gain, loss and deduction between transferors and transferees of our Trust Units each month based upon the ownership of our Trust Units on the first day of each month, instead of on the basis of the date a particular Trust Unit is transferred. The use of the proration method may not be permitted under existing Treasury Regulations. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our Unitholders.
There may not be an active trading market in the United States and/or Canada for the Subscription Receipts and/or Other Convertible Securities.
There is no guarantee that an active trading market will develop for any Subscription Receipts or Other Convertible Securities that may be issued under this Prospectus. If an active trading market for any Subscription Receipts or Other Convertible Securities does not develop, the trading liquidity of the relevant Securities will be limited and the market value of the relevant Securities may be reduced.
Distributions to our Unitholders may be reduced during periods in which Pengrowth makes capital expenditures using cash flow.

To the extent that Pengrowth uses cash flow to finance acquisitions, development costs and other significant capital expenditures, the cash available to the Trust for the payment of distributions will be reduced. To the extent that external sources of capital, including the issuance of additional Trust Units, becomes limited or unavailable, Pengrowth’s ability to make the necessary capital investments to maintain or expand its oil and gas reserves and to invest in assets, as the case may be, will be impaired.
Changes in government regulations that affect the crude oil and natural gas industry could adversely affect Pengrowth and reduce our distributions to our Unitholders.
The oil and gas industry in Canada is subject to federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, the exportation of crude oil, natural gas and other products, as well as other matters. The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights, oil sands or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields and mine sites (including restrictions on production) and possibly expropriation or cancellation of contract rights.
Government regulations may change from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the crude oil and natural gas industry could reduce demand for crude oil and natural gas or increase Pengrowth’s costs, either of which would have a material adverse impact on Pengrowth.
If Pengrowth expands operations beyond oil and natural gas production in Canada, Pengrowth may face new challenges and risks. If Pengrowth is unsuccessful in managing these challenges and risks, its results of operations and financial condition could be adversely affected, which could affect the market price of the Trust Units and distributions to Unitholders.
Pengrowth’s operations and expertise are currently focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin, together with its participation in the Sable Offshore Energy Project. In the future, Pengrowth may acquire oil and natural gas properties outside these geographic areas. Expansion of Pengrowth’s activities into new areas may present challenges and risks that it has not faced in the past. If Pengrowth does not manage these challenges and risks successfully, its results of operations and financial condition could be adversely affected.
Delays in business operations could adversely affect the Trust’s distributions to Unitholders and the market price of the Trust Units.
In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of Pengrowth’s properties, and the delays of those operators in remitting payment to Pengrowth, payments between any of these parties may also be delayed by:
•	restrictions imposed by lenders;

•	accounting delays;

•	delays in the sale or delivery of products;

•	delays in the connection of wells to a gathering system;

•	blowouts or other accidents;

•	adjustments for prior periods;

•	recovery by the operator of expenses incurred in the operation of the properties; or

•	the establishment by the operator of reserves for these expenses.

Any of these delays could reduce the amount of cash available for distribution to Unitholders in a given period and expose Pengrowth to additional third party credit risks.
Changes in market-based factors may adversely affect the trading price of the Trust Units.
The market price of our Trust Units is sensitive to a variety of market based factors including, but not limited to, interest rates, foreign exchange rates and the comparability of the Trust Units to other yield-oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Trust Units.
The limited liability of Unitholders is uncertain.
Notwithstanding the fact that Alberta has adopted legislation purporting to limit Unitholder liability, because of uncertainties in the law relating to investment trusts, there is a risk that a Unitholder could be held personally liable for obligations of the Trust in respect of contracts or undertakings which the Trust enters into and for certain liabilities arising otherwise than out of contracts including claims in tort, claims for taxes and possibly certain other statutory liabilities. Pengrowth has structured itself and attempted to conduct its business in a manner which mitigates its liability exposure and where possible, limits its liability to Trust property. However, such protective actions may not completely avoid Unitholder liability. Notwithstanding Pengrowth’s attempts to limit Unitholder liability, Unitholders may not be protected from liabilities of Pengrowth to the same extent that a shareholder is protected from the liabilities of a corporation. Further, although Pengrowth has agreed to indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of the Unitholder not having limited liability, Pengrowth cannot assure prospective investors that any assets would be available in these circumstances to reimburse Unitholders for any such liability. Legislation that purports to limit Unitholder liability has been implemented in Alberta but there is no assurance that such legislation will eliminate all risk of Unitholder liability. Additionally, the legislation does not affect the liability of Unitholders with respect to any act, default, obligation or liability that arose prior to July 1, 2004.
The redemption right of Unitholders is limited.
Unitholders have a limited right to require Pengrowth to repurchase Trust Units, which is referred to as a redemption right. See “Trust Units – Redemption Right” in the AIF. It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investment. Pengrowth’s ability to pay cash in connection with a redemption is subject to limitations. Any securities which may be distributed in specie to Unitholders in connection with a redemption may not be listed on any stock exchange and a market may not develop for such securities. In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right.
CERTAIN INCOME TAX CONSIDERATIONS
The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor who is resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities offered thereunder, including to the extent applicable, whether the distributions relating to the Securities will be subject to Canadian non-resident withholding tax.
The applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the Code).
LEGAL MATTERS
Unless otherwise specified in the Prospectus Supplement relating to a series of Securities, certain legal matters relating to the offering of each series of the Securities will be passed upon for us by Bennett Jones LLP, Calgary, Alberta and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.
The partners and associates of Bennett Jones LLP beneficially own, directly or indirectly, less than 1% of our outstanding Trust Units and class A trust units, in the aggregate.
INTEREST OF EXPERTS
Our 2008 Annual Financial Statements incorporated by reference into this Prospectus have been audited by KPMG LLP, independent auditors, as indicated in their report dated March 1, 2009 and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.
Information relating to our reserves in our AIF was calculated based on an evaluation of, and reports on, our crude oil and natural gas reserves conducted and prepared by GLJ Petroleum Consultants Ltd. (“GLJ”), independent qualified reserves evaluators. As of the date hereof, the directors and officers of GLJ, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding Trust Units and class A trust units, in the aggregate.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) the consents of independent auditors, counsel and engineers; (iii) powers of attorney pursuant to which the amendments to the registration statement may be signed; and (iv) the Trust Indenture.

AUDITORS’ CONSENTS
Consent of KPMG LLP
The Board of Directors
Pengrowth Corporation, as Administrator of
Pengrowth Energy Trust
We have read the preliminary short form base shelf prospectus dated April 14, 2009 relating to the sale and issue of trust units, subscription receipts, warrants, rights and options of Pengrowth Energy Trust (“Pengrowth”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our report to the unitholders of Pengrowth on the consolidated balance sheets of Pengrowth as at December 31, 2008 and 2007 and the consolidated statements of income and deficit and cash flow for each of the years then ended. Our report is dated March 1, 2009.
We consent to the incorporation by reference in the above-mentioned preliminary short form base shelf prospectus of our audit report to the board of directors of Pengrowth Corporation, as administrator of Pengrowth and the unitholders of Pengrowth on the effectiveness of Pengrowth’s internal control over financial reporting as of December 31, 2008. Our report is dated March 1, 2009.
(signed) “KPMG LLP”
Chartered Accountants
Calgary, Canada
April 14, 2009

CERTIFICATES OF PENGROWTH
Dated: April 14, 2009
This short form prospectus, as supplemented, together with the documents incorporated in this prospectus by reference, will, as of the date of distribution of the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of each of the provinces of Canada.
Pengrowth Energy Trust
By: Pengrowth Corporation as Administrator

(signed) “James S. Kinnear”	(signed) “Christopher G. Webster”
James S. Kinnear	Christopher G. Webster
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(signed) “Thomas A. Cumming”	(signed) “D. Michael G. Stewart’’
Thomas A. Cumming	D. Michael G. Stewart
Director	Director
By: Pengrowth Management Limited, as Manager

(signed) “James S. Kinnear”	(signed) “Gordon M. Anderson”
James S. Kinnear	Gordon M. Anderson
President	Vice President, Financial Services
in the capacity of Chief Financial Officer
On behalf of the Board of Directors
(signed) “James S. Kinnear”
James S. Kinnear
Director

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PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 124 of the Business Corporations Act (Alberta) provides as follows:
124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if
          (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and
          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.
(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).
(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity
          (a) was substantially successful on the merits in the person’s defence of the action or proceeding,
          (b) fulfills the conditions set out in subsection (1)(a) and (b), and
          (c) is fairly and reasonably entitled to indemnity.
     (3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.
(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person
          (a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or
          (b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

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(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.
(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.
The by-laws of Pengrowth Corporation (the “Corporation”) and Pengrowth Management Limited (the “Manager”), respectively, provide that they will indemnify the indemnified persons designated in Section 124(1) of the Business Corporations Act (Alberta) of the Corporation and the Manager, respectively, in the manner contemplated by the Business Corporations Act (Alberta).
As contemplated by Section 124(4) of the Business Corporations Act (Alberta), the Corporation has purchased insurance against potential claims against the directors and officers of the Corporation and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.
Pursuant to the Amended and Restated Management Agreement (the “Management Agreement”) dated as of June 30, 2006 among the Corporation, Pengrowth Energy Trust (the “Trust”), Computershare Trust Company of Canada and the Manager, the Manager and these persons having served as a director, officer or employee thereof shall be indemnified by the Corporation (out of its assets and out of the royalty provided for in the Amended and Restated Royalty Indenture dated as of July 27, 2006 between the Corporation and Computershare Trust Company of Canada, as trustee) for all liabilities and expenses arising from or in any matter related to the Management Agreement, so long as the party seeking such indemnification shall not be adjudged liable for or guilty of willful misfeasance, bad faith, gross negligence or reckless disregard of duty to the Corporation or the Trust, and shall not be adjudged to be in breach of any material covenants and duties of the Manager under the Management Agreement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
EXHIBITS
See Exhibit Index beginning on page E-1.

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
          The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
          Concurrent with the filing of this Registration Statement on Form F-10, dated April 14, 2009, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
          Concurrent with the filing of this Registration Statement on Form F-10, dated April 14, 2009, the trustee for the registered securities, Computershare Trust Company of Canada, filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
          Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

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SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 14th day of April, 2009.

PENGROWTH ENERGY TRUST
By: Pengrowth Corporation, Administrator

By:	/s/ James S. Kinnear
	Name:	James S. Kinnear
	Title:	President, Chairman and Chief Executive
Officer
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James S. Kinnear, Charles V. Selby and Christopher G. Webster, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
             This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 14, 2009.

Signature	Title

/s/ James S. Kinnear	President, Chairman and Chief Executive Officer
James S. Kinnear

/s/ Christopher G. Webster	Chief Financial Officer (Principal Financial Officer)
Christopher G. Webster

/s/ Douglas C. Bowles	Vice President and Controller (Principal Accounting Officer)
Douglas C. Bowles

Director
John B. Zaozirny

Signature	Title

/s/ Thomas A. Cumming	Director
Thomas A. Cumming

Director
Wayne K. Foo

/s/ Michael S. Parrett	Director
Michael S. Parrett

/s/ A. Terence Poole	Director
A. Terence Poole

/s/ D. Michael G. Stewart	Director
D. Michael G. Stewart

/s/ Nicholas C.H. Villiers	Director
Nicholas C.H. Villiers

AUTHORIZED REPRESENTATIVE
          Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on the 14th day of April, 2009.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1	The Registrant’s Annual Information Form, dated March 24, 2009, for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2009).

4.2	The Registrant’s Management’s Information Circular, dated May 9, 2008, relating to the annual and special meeting of the Registrant’s unitholders held on June 18, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 22, 2008).

4.3	The Registrant’s audited comparative consolidated annual financial statements for the year ended December 31, 2008, together with the notes thereto and the report of the Registrant’s auditors thereon, including the auditors’ report on internal control over financial reporting (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2009).

4.4	The Registrant’s Management’s Discussion and Analysis for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 25, 2009).

4.5	Oil and Gas Producing Activities Prepared in Accordance with SFAS No. 69 — “Disclosure about Oil and Gas Producing Activities” (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed on March 25, 2009).

5.1*	Consent of Bennett Jones LLP.

5.2	Consent of KPMG LLP.

5.3*	Consent of GLJ Petroleum Consultants Ltd.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

7.1	Form of Amended and Restated Trust Indenture (incorporated by reference from the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on June 15, 2007).

* To be filed by amendment.

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